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                                                                     Exhibit 5.1

                                    September 26, 2002

The Ashton Technology Group, Inc.
1835 Market Street
Suite 420
Philadelphia, PA 19103

Re: The Ashton Technology Group, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

I am the General Counsel to The Ashton Technology Group, Inc., a Delaware corporation (the "Company"), and I am providing this opinion in connection with the preparation of the referenced registration statement on Form S-3, as amended (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 44,164,274 shares of the Company's common stock (the "Shares") to be offered by the selling stockholders named in the Registration Statement. Of the 44,164,274 Shares being registered, 18,489,274 Shares are currently owned by Kingsway Securities Holdings Limited ("Kingsway"), 10,000,000 Shares are currently owned by HK Weaver Group Limited ("HK Weaver"), 4,513,500 Shares are currently owned by Fredric W. Rittereiser, 400,000 Shares are currently owned by Matthew Saltzman, 275,000 Shares are currently owned by Arthur J. Bacci, 9,000,000 Shares are issuable upon exercise of outstanding warrants held by RGC International Investors, LDC ("RGC"), and 2,000,000 Shares are issuable upon exercise of outstanding warrants held by HK Weaver.

For purposes of the opinion set forth below, I have examined originals or copies of all documents, agreements and correspondence relating to the transactions giving rise to the selling stockholders' rights in the Shares subject to this registration ("Transaction Documents"). Further, in rendering the opinion set forth below, I have reviewed or persons under my supervision have reviewed (a) the Registration Statement; (b) the Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company, as in effect on the date hereof; (c) restrictions of the Company relating to the original issuance of the outstanding shares and the issuance of the warrants owned by RGC and the options owned by HK Weaver; (d) the Short-term Bridging Loan - Principal sum of US$500,000 between the Company and HK Weaver; (e) the Stock Purchase Warrant of the Company issued in favor of RGC; and (f) such other records and documents as I have deemed relevant.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic originals of all documents submitted to me as copies. I have also relied upon the representations, warranties and covenants set forth in the Transaction Documents of the parties thereto.

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The opinion set forth below is limited to the General Corporation Law of the
State of Delaware, as amended.

Based upon the foregoing and subject to the assumptions and limitations set forth herein, I am of the opinion that (i) the Shares have been duly authorized,
(ii) the Shares owned by Kingsway, HK Weaver, Fredric W. Rittereiser, Matthew Saltzman and Arthur J. Bacci are validly issued, fully paid and nonassessable,
(iii) the Shares issuable upon exercise of the RGC warrants, when issued and paid for in accordance with the terms of the RGC warrants, will be validly issued, fully paid and nonassessable, and (iv) the Shares issuable upon exercise of the HK Weaver options, when issued and paid for in accordance with the terms of the options, will be validly issued, fully paid and nonaccessable. I hereby consent to the filing of this opinion as Exhibit 5.1 to the prospectus constituting part of the Registration Statement and to the reference to me under the heading "Legal Matters" in the Registration Statement.

This opinion is given as of the date hereof.

 Sincerely,


/s/ William W. Uchimoto
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William W. Uchimoto
Executive Vice President
 and General Counsel